Exhibit 10.11

December 27, 2025

Dear Adv. Guy Ofir, Chief Financial Officer and Director

Re: Extension of Service Agreement

The company’s management hereby notifies you that it has decided to extend the service agreement signed with you on March 3, 2025, for an additional period of one (1) year, through December 31, 2026.

You shall continue to serve as Chief Financial Officer and Director of the company during such extended term.

Commencing January 1, 2026, your monthly compensation shall be $12,000.

The warrants previously granted to you will expire on December 31, 2025, and to the extent not exercised, in full or in part, their expiration date shall not be extended.

Sincerely yours,

/s/ Shlomo Pilo
Shlomo Pilo, CEO & Director